Resources Connection Reports Financial Results for Fourth Quarter and Full Fiscal Year 2026

DALLAS, Texas, July 22, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its fourth quarter and full fiscal year ended May 30, 2026.

Fourth Quarter Fiscal 2026 Highlights Compared to Prior Year Quarter:

•Revenue of $106.1 million compared to $139.3 million
•Gross margin of 37.6% compared to 40.2%
•Selling, General and Administrative (“SG&A”) expenses of $54.6 million compared to $50.6 million
•Adjusted SG&A expenses, a non-GAAP measure, improved to $40.5 million compared to $46.2 million
•Net loss improved to $16.1 million (net loss margin of 15.1%) up from net loss of $73.3 million (net loss margin of 52.6%)
•GAAP diluted loss per common share improved to $0.47, up from $2.23
•Adjusted EBITDA, a non-GAAP measure, of $(0.6) million (Adjusted EBITDA margin of (0.6%) compared to $9.8 million (Adjusted EBITDA margin of 7.1%)

Full Fiscal Year 2026 Highlights Compared to Prior Year:

•Revenue of $452.0 million compared to $551.3 million
•Gross margin of 37.5% compared to 37.6%
•SG&A expenses of $202.8 million compared to $202.0 million
•Adjusted SG&A expenses, a non-GAAP measure, of $164.1 million compared to $184.1 million, an improvement of 10.8%
•Net loss improved to $40.6 million (net loss margin of 9.0%) compared to net loss of $191.8 million (net loss margin of 34.8%)
•GAAP diluted loss per common share improved to $1.21 compared to $5.80
•Adjusted EBITDA of $5.0 million (Adjusted EBITDA margin of 1.1%) compared to $23.5 million (Adjusted EBITDA margin of 4.3%)

Management Commentary

“Consistent with the prior quarter, fourth quarter results were aligned with our outlook for revenue, gross margin, and run rate SG&A expense,” said Roger Carlile, Chief Executive Officer. “Market conditions also remain broadly consistent to the third quarter with our North America and Asia markets performing as expected while Europe exhibited some weakness. As a result, our priorities continue to be refocusing our On-Demand Talent segment offerings, scaling our Consulting segment, pursuing AI as both a client-service and an internal opportunity, streamlining how we operate and aligning our cost structure with our revenue levels. In the fourth quarter, we made additional focused investments to support these priorities, and we continue to expect these and prior quarter investments to drive revenue growth as they mature through an anticipated ramp-up period.”

Fourth Quarter Fiscal 2026 Results

Revenue in the fourth quarter of fiscal 2026 was $106.1 million compared to $139.3 million in the fourth quarter of fiscal 2025. On a same-day constant currency basis, revenue was down 18.3% compared to the prior year quarter. The Company continues to experience softer demand in traditional operational accounting skills in our On-Demand Talent segment and longer sales cycle for projects in our Consulting segment. Billable hours decreased 20.9%, partially attributable to one less week in the fourth quarter of fiscal 2026 compared to the prior year quarter as well as the sale of Sitrick, LLC ("Sitrick"), the Company's crisis communication business, on May 2, 2026. The average bill rate declined by 3.6% (3.9% on a constant currency basis) due to a shift in revenue mix towards regions with lower average bill rates. Average bill rate in the U.S continued to show steady improvement over the prior year.

Gross margin in the fourth quarter of fiscal 2026 was 37.6% compared to 40.2% in the fourth quarter of fiscal 2025. While pay bill ratio improved by 31 basis points, lower consultant utilization and negative operating leverage continued to impact gross margin.

GAAP SG&A expenses for the fourth quarter of fiscal 2026 were $54.6 million, or 51.5% of revenue, compared to $50.6 million, or 36.3% of revenue for the fourth quarter of fiscal 2025. The $4.0 million increase in SG&A expenses year-over-year was primarily attributed to $4.6 million of severance and stock-based compensation expense incurred in connection with the Company's sale of Sitrick, $3.2 million of severance and stock based compensation costs associated with the separation of the Company's former COO, and a $2.4 million loss on the sale of Sitrick. These increases were offset by a $2.4 million decrease in employee compensation and benefits costs following the reductions in force in fiscal 2025 and fiscal 2026 in connection with the Company's restructuring and transformation initiatives, a $1.5 million decrease in costs associated with the internal use of consultants, a $0.7 million decrease in restructuring costs related to our restructuring activities in the fourth quarter of fiscal 2025, a $0.6 million decrease in occupancy expenses, a $0.6 million decrease in professional services fees, and a $0.5 million decrease related to other general and administrative costs due to our efforts to achieve an improved cost structure.

Income tax expense for the fourth quarter of fiscal 2026 was $0.6 million, or an effective tax rate of 3.7%, compared to an income tax expense of $8.0 million, or an effective tax rate of 12.2% for the fourth quarter of fiscal 2025. The income tax expense for the fourth quarter of fiscal 2026 was primarily attributable to income tax expense from profitable foreign jurisdictions, while losses in certain domestic and foreign jurisdictions did not result in a tax benefit due to the existence of valuation allowances. The income tax expense for the fourth quarter of fiscal 2025 was primarily attributed to the permanent disallowance of a portion of the goodwill impairment for tax purposes and the establishment of a valuation allowance on the Company's domestic net deferred tax assets.

Net loss for the fourth quarter of fiscal 2026 was $16.1 million (net loss margin of 15.1%), compared to net loss of $73.3 million (net loss margin of 52.6%) in the prior year quarter. Both fiscal quarters contained a number of non-run-rate items, including restructuring expenses, executive separation costs and costs in connection with the sale of Sitrick in the fourth quarter of fiscal 2026, a goodwill impairment charge, and technology transformation costs in the fourth quarter of fiscal 2025. Excluding these items, Adjusted EBITDA was $(0.6) million (margin of (0.6%) in the fourth quarter of fiscal 2026 compared to $9.8 million (margin of 7.1%) in the prior year quarter.

Full Fiscal Year 2026 Results

Full year revenue was $452.0 million in fiscal 2026 compared to $551.3 million a year ago, or a decrease of 18.0% (or 17.4% on a same-day constant currency basis). Billable hours decreased 17.5% and the average bill rate decreased 0.9% (1.5% on a constant currency basis) during fiscal 2026 compared to fiscal 2025. The decline in billable hours was primarily attributable to softer demand for traditional operational accounting skills within our On-Demand Talent segment as clients continue to adopt AI and automation as well as longer sales cycle for more complex projects within our Consulting segment. While the enterprise average bill rate declined year over year driven by a shift in revenue mix towards regions with lower average bill rates, average bill rate in the U.S. improved by 2.4%, reflecting our continued focus on value based pricing and increased pricing power within our consulting segment as we expand our service capabilities to deliver more impactful solutions.

Gross margin for fiscal 2026 remained relatively flat at 37.5% for fiscal 2026 compared to 37.6% in the prior year. Despite a 70 basis points improvement in pay bill ratio, the benefit was offset by negative operating leverage associated with lower revenue.

SG&A expense was $202.8 million in fiscal 2026 compared to $202.0 million in fiscal 2025. The $0.8 million increase in SG&A expenses year-over-year was primarily attributed to $12.2 million of costs associated with the separation of the Company's former CEO and former COO, and $4.6 million of severance and stock-based compensation expense incurred in connection with the sale of Sitrick, a $3.4 million gain on the sale of the Irvine office building during fiscal 2025 with no comparable activity occurring during fiscal 2026, a $3.4 million increase in restructuring charges primarily related to an additional RIF in fiscal 2026, and a $2.4 million loss on the sale of Sitrick. These increases were largely offset by a $9.5 million decrease in employee compensation and benefits costs following the reduction in force in fiscal 2025 and most recently in connection with the October RIF and the January RIF, a $5.5 million decrease in technology transformation costs primarily associated with the completion of our North America technology implementation during fiscal 2025, a $3.3 million decrease in costs associated with the internal use of consultants that supported various internal business initiatives, a $1.8 million decrease in travel related expenses, a $1.6 million decrease in occupancy expenses, a $1.0 million decrease in acquisition costs a $0.9 million decrease in variable employee compensation as a result of financial performance, a $0.9 million decrease in professional services fees, and a $0.8 million decrease related to other general and administrative costs due to our efforts to achieve an improved cost structure.

The Company recorded an income tax expense of $2.5 million (effective tax rate of 6.4%) for the year ended May 30, 2026 compared to income tax benefit of $4.3 million (effective tax rate of 2.2%) for the year ended May 31, 2025. The income tax expense in fiscal 2026 was primarily attributable to income tax expense from profitable foreign jurisdictions, while losses in certain domestic and foreign jurisdictions did not result in a tax benefit due to the existence of valuation allowances. The income tax benefit in fiscal 2025 was primarily attributed to the Company’s consolidated pretax loss, reduced by the permanent disallowance of a portion of the goodwill impairment for tax purposes and the establishment of a valuation allowance on the Company's domestic and United Kingdom net deferred tax assets.

Fourth Quarter Fiscal 2026 Segment Revenue Results

On-Demand Talent – Revenue in the On-Demand Talent segment was $40.4 million in the fourth quarter of fiscal 2026 compared to $53.0 million in the fourth quarter of fiscal 2025, reflecting a decrease of 23.7% (or 18.0% on a same day constant currency basis). Billable hours decreased 24.6%, partially offset by an increase in the average bill rate of 1.3% (or 1.0% on a constant currency basis). The Company continued to experience reduced demand in traditional finance roles as clients increasingly adopt AI and automation although the market for on-demand resourcing has shown signs of stabilization in the fourth quarter. Additionally, revenue for the fourth quarter of fiscal 2026 reflected 13 weeks of billable activity, compared to 14 weeks in the fourth quarter of fiscal 2025. The Company remains focused on evolving the skillset of on-demand talent base to align with changing market demand.

Consulting – Revenue in the Consulting segment was $36.6 million in the fourth quarter of fiscal 2026 compared to $51.0 million in the fourth quarter of fiscal 2025, reflecting a decrease of 28.1% (or 23.0% on a same day constant currency basis). Billable hours decreased 30.2%, partially offset by a 2.6% (or 2.0% on a constant currency basis) improvement in average bill rate. While recent demand for consulting in areas such as finance and digital transformation has been steady, larger and more complex consulting opportunities have taken longer to convert into revenue. Additionally, revenue for the fourth quarter of fiscal 2026 reflected 13 weeks of billable activity, compared to 14 weeks in the fourth quarter of fiscal 2025. The improvement in average bill rate reflects higher value consulting project and is also attributable to continued focus on pricing discipline.

Europe & Asia Pacific – Revenue in the Europe & Asia Pacific segment was $17.1 million in the fourth quarter of fiscal 2026 compared to $21.3 million in the fourth quarter of fiscal 2025, reflecting a 19.9% decrease (or 14.0% on a same day constant currency basis). The decline was primarily due to an 11.5% decrease in billable hours, partially affected by one less fiscal week in the fourth quarter of fiscal 2026 compared to the fourth quarter of fiscal 2025. The decrease in billable hours was also impacted by delays in project starts as clients continued to assess and align their internal priorities and processes. The average bill rate decreased 10.0% primarily reflecting a geographical revenue shift toward Asia Pacific, which tends to have a lower bill rate compared to Europe.

Outsourced Services – Revenue in the Outsourced Services segment was $10.3 million in the fourth quarter of fiscal 2026 compared to $11.3 million in the fourth quarter of fiscal 2025. On a same-day constant currency basis, revenue decreased 1.6% in the fourth quarter of fiscal 2026. Billable hours decreased 4.3% and the average bill rate declined 1.0% due to revenue mix in the quarter.

All Other – Revenue in the All Other segment was $1.6 million in the fourth quarter of fiscal 2026 compared to $2.8 million in the fourth quarter of fiscal 2025. The decrease is related to the sale of Sitrick on May 2, 2026.

Full Fiscal Year Segment Revenue 2026 Results

On-Demand Talent – Revenue in the On-Demand Talent segment declined by $37.2 million or 18.1% (17.3% on a constant currency basis), to $168.8 million during the year ended May 30, 2026 compared to $206.0 million during the year ended May 31, 2025 due primarily to a decrease of 19.8% in billable hours partially offset by a 2.1% (or 1.9% on a constant currency basis) increase in average bill rate.

The Company experienced softer demand in traditional accounting and finance roles as clients increasingly adopt AI and automation, although the market for on-demand resourcing showed signs of stabilization in the second half of the fiscal year. The Company remains focused on evolving the on-demand talent base and skillset to align with changing market demand. The improvement in average bill rate was the result of the Company’s continued focus on pricing discipline.

Consulting – Revenue in the Consulting segment declined by $59.4 million or 27.1% (26.5% on a constant currency basis), to $159.8 million during the year ended May 30, 2026 compared to $219.2 million during the year ended May 31, 2025. The decline was primarily due to a 31.0% decrease in billable hours, partially offset by a 5.7% (or 5.4% on a constant currency basis) increase in the average bill rate. The decline in billable hours reflected slower sale execution during the fiscal year coupled with longer sales cycles for consulting projects, while average bill rates continue to increase due to pricing discipline and higher value consulting projects.

Europe & Asia Pacific – Revenue in the Europe & Asia Pacific segment declined by $2.5 million or 3.2% (3.7% on a constant currency basis), to $75.1 million during the year ended May 30, 2026 compared to $77.6 million during the year ended May 31, 2025. The decline was primarily due to a 3.8% decrease in billable hours, partially offset by a 0.5% increase in the average bill rate. Adjusting for currency impact, average bill rate decreased by 1.8% year over year, reflecting pricing pressure in Europe.

Outsourced Services – Revenue in the Outsourced Services segment decreased by $0.4 million or 1.0% to $39.2 million during the year ended May 30, 2026 compared to $39.6 million during the year ended May 31, 2025. The decrease is primarily due to a 2.3% decrease in the average bill rate, partially offset by a 0.2% increase in billable hours.

All Other – Revenue in the All Other segment increased by $0.1 million or 1.7% to $9.1 million during the year ended May 30, 2026 compared to $8.9 million during the year ended May 31, 2025.

Cash Position and Capital Allocation

As of May 30, 2026, cash and cash equivalents totaled $82.4 million. As of May 30, 2026, the Company was not in compliance with all financial covenants under its credit facility. The Company terminated the current credit facility on July 13, 2026. On July 15, 2026, the Company entered into a new credit facility, which provides for secured revolving loans, available in an amount up to the lesser of $30.0 million and a borrowing base formula tied to eligible receivables and eligible unbilled receivables and subject to established reserves.

The Company generated $1.4 million in cash from operations during the year ended May 30, 2026 compared to cash provided by operations of $18.9 million during the year ended May 31, 2025, reflecting cash payments associated with a number of cost reduction actions in fiscal 2026.

The Company paid a quarterly dividend of $0.07 per share on June 19, 2026, or $2.4 million in the aggregate, to stockholders of record at the close of business on May 21, 2026. The Company's Board of Directors had previously approved stock repurchase programs that authorized the Company to purchase shares of the Company's common stock up to an aggregate dollar limit (the "Stock Repurchase Programs"). No shares of the Company's common stock were purchased under the Stock Repurchase Programs during the year ended May 30, 2026. During the year ended May 31, 2025, the Company purchased 1,382,820 shares of its common stock on the open market at an average price of $9.40 per share, for an aggregate total purchase price of approximately $13.0 million. As of May 30, 2026, approximately $79.2 million remained available for future repurchases of the Company’s common stock under the Stock Repurchase Programs.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, July 22, 2026. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for 30 days by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP (Nasdaq: RGP) has been redefining professional services for over 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud—connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with nearly 1,500 clients around the world from approximately 35 physical practice offices and multiple virtual offices. As of May 2026, RGP is proud to have served 90% percent of the Fortune 100 and has been recognized by U.S. News & World Report (2025–2026 Best Companies to Work For) and Forbes (America’s Best Midsize Employers 2026, America's Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “forecast,” “future,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” “strategy” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding market conditions, strategic and operational plans and priorities for our business offerings, our use of AI and alignment of our cost structure, and expectations about our ability to improve future financial results. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management or key sales professionals, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to use artificial intelligence and machine learning in our business, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possible impact of activist shareholders, the possibility that we are unable to or elect not to pay our quarterly dividend payment, our ability to establish and maintain effective internal control over financial reporting, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2026, which will be filed on or around July 22, 2026 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	May 30,	May 31,	May 30,	May 31,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$106,115	$139,340	$452,006	$551,331
Cost of services	66,189	83,362	282,326	343,907
Gross profit	39,926	55,978	169,680	207,424
Selling, general and administrative expenses	54,631	50,620	202,791	202,024
Goodwill impairment	—	69,032	—	194,409
Amortization expense	746	1,419	3,829	5,880
Depreciation expense	310	402	1,325	1,868
Loss from operations	(15,761)	(65,495)	(38,265)	(196,757)
Interest income, net	(267)	(75)	(615)	(544)
Other (income) expense	3	(88)	493	(138)
Loss before income tax expense (benefit)	(15,497)	(65,332)	(38,143)	(196,075)
Income tax expense (benefit)	571	7,974	2,458	(4,295)
Net loss	$(16,068)	$(73,306)	$(40,601)	$(191,780)

Loss per common share:
Basic	$(0.47)	$(2.23)	$(1.21)	$(5.80)
Diluted	$(0.47)	$(2.23)	$(1.21)	$(5.80)

Weighted average number of common and common equivalent shares outstanding:
Basic	34,280	32,875	33,551	33,063
Diluted	34,280	32,875	33,551	33,063

Cash dividends declared per common share	$0.07	$0.07	$0.28	$0.49

Revenue by Segment
On-Demand Talent	$40,413	$52,962	$168,796	$205,976
Consulting	36,632	50,950	159,796	219,215
Europe & Asia Pacific	17,087	21,342	75,139	77,602
Outsourced Services	10,343	11,333	39,206	39,618
All Other	1,640	2,753	9,069	8,920
Total consolidated revenue	$106,115	$139,340	$452,006	$551,331

Cash dividend
Total cash dividends paid	$2.392	$4,631	$9,395	$18,646

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	May 30,	May 31,
SELECTED BALANCE SHEET INFORMATION:	2026	2025
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$82,372	$86,147
Trade accounts receivable, net of allowance for credit losses	$71,923	$99,210
Total assets	$257,399	$304,688
Current liabilities	$67,455	$75,402
Total liabilities	$87,625	$97,607
Total stockholders’ equity	$169,774	$207,081

	For the Years Ended
	May 30,	May 31,
SELECTED CASH FLOW INFORMATION:	2026	2025
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$1,427	$18,899
Cash flow -- investing activities	$1,077	$(13,571)
Cash flow -- financing activities	$(7,526)	$(27,731)

	For the Three Months Ended
	May 30,	May 31,
SELECTED OTHER INFORMATION:	2026	2025
	(Unaudited)	(Unaudited)
Agile consultant headcount - on assignment, during period	2,026	2,445
Salaried consultant headcount - average of period	389	438
Average bill rate (1)	$121	$125
Average pay rate (1)	$56	$59
Common shares outstanding, end of period	34,440	33,075

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

The following table discloses the Company’s average bill rate by segment for the last five quarters ended:

	May 30, 2026	February 28, 2026	November 29, 2025	August 30, 2025	May 31, 2025
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$121	$122	$122	$121	$125
On-Demand Talent	$145	$146	$143	$140	$143
Consulting	$163	$163	$164	$160	$158
Europe & Asia Pacific	$57	$59	$61	$60	$64
Outsourced Services	$138	$136	$133	$136	$140

(1)Average bill rate is calculated by dividing total realized service revenue by the total number of billable hours.

	Three Months Ended		For the Years Ended
Number of Business Days	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
On-Demand Talent (1)	64	69	252	255
Consulting (1)	64	69	252	255
Europe & Asia (2)	62	66	250	254
Outsourced Services (1)	64	69	252	255
All Other (1)	64	69	252	255

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted-average number of business days.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net income (loss) before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, amortized Enterprise Resource Planning (“ERP”) system costs, technology transformation costs, goodwill impairment, acquisition costs, gain on sale of assets, restructuring costs, executive transition costs, Sitrick transition costs, and other items management believes are not representative of the Company's core operations. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, CEO transition costs, and adjusted for the related tax effects of these adjustments.

•Adjusted SG&A expense is calculated as SG&A expenses excluding stock-based compensation, amortized ERP system costs, technology transformation costs, acquisition costs, gain on sale of assets, restructuring costs, CEO transition costs, and other items management believes are not representative of the Company's core operations.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income (loss), earnings (loss) per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Same-day Constant Currency Revenue by Segment - Year-over-Year Comparison

	Three Months Ended
	May 30, 2026				May 31, 2025
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$40,413	$(138)	$3,157	$43,432	$52,962
Consulting	36,632	(228)	2,804	39,208	50,950
Europe & Asia Pacific	17,087	23	1,234	18,344	21,342
Outsourced Services	10,343	-	808	11,151	11,333
All Other	1,640	-	128	1,768	2,753
Total Consolidated	$106,115	$(343)	$8,131	$113,903	$139,340

	For the Years Ended
	May 30, 2026				May 31, 2025
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$168,796	$(367)	$2,009	$170,438	$205,976
Consulting	159,796	(541)	1,882	161,137	219,215
Europe & Asia Pacific	75,139	(1,717)	1,320	74,742	77,602
Outsourced Services	39,206	-	467	39,672	39,618
All Other	9,069	-	108	9,177	8,920
Total Consolidated	$452,006	$(2,625)	$5,786	$455,166	$551,331

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

Adjusted EBITDA to Net Loss

	Three Months Ended				Years Ended
	May 30, 2026	% of Revenue (1)	May 31, 2025	% of Revenue (1)	May 30, 2026	% of Revenue (1)	May 31, 2025	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
On-Demand Talent	$3,072	7.6%	$6,385	12.1%	$14,415	8.5%	$17,116	8.3%
Consulting	2,323	6.3%	8,328	16.3%	13,502	8.4%	31,718	14.5%
Europe & Asia Pacific	374	2.2%	1,930	9.0%	3,470	4.6%	4,478	5.8%
Outsourced Services	2,085	20.2%	3,148	27.8%	7,568	19.3%	7,581	19.1%
All Other	(215)	(13.1)%	(118)	(4.3)%	(519)	(5.7)%	(1,838)	(20.6)%
Unallocated items (2)	(8,256)		(9,843)		(33,390)		(35,598)
Consolidated Adjusted EBITDA	(617)		9,830		5,046		23,457
Adjustments:
Stock-based compensation expense	(1,419)		(1,337)		(6,356)		(6,754)
Amortized ERP system costs (3)	(703)		(678)		(2,807)		(1,287)
Technology transformation costs (4)	—		—		—		(5,474)
Acquisition costs (5)	(449)		(465)		(1,667)		(2,763)
Goodwill impairment (6)	—		(69,032)		—		(194,409)
Gain on sale of assets (7)	—		—		—		3,420
Restructuring costs (8)	(1,175)		(1,904)		(8,446)		(5,061)
Executive transition costs (9)	(3,203)		—		(12,232)		—
Sitrick transaction related costs (10)	(7,142)		—		(7,142)		—
Amortization expense	(746)		(1,419)		(3,829)		(5,880)
Depreciation expense	(310)		(402)		(1,325)		(1,868)
Interest income, net	267		75		615		544
Loss before income tax expense (benefit)	(15,497)		(65,332)		(38,143)		(196,075)
Income tax expense (benefit)	(571)		(7,974)		(2,458)		4,295
Net loss	$(16,068)		$(73,306)		$(40,601)		$(191,780)

Adjusted Diluted Loss per Common Share - Three Months Ended May 30, 2026 and May 31, 2025

	Three Months Ended
	May 30,	% of	May 31,	% of
Adjusted EBITDA	2026	Revenue (1)	2025	Revenue (1)

Net loss	$(16,068)	(15.1)%	$(73,306)	(52.6)%
Adjustments:
Amortization expense	746	0.7	1,419	1.0
Depreciation expense	310	0.3	402	0.3
Interest income, net	(267)	(0.3)	(75)	(0.1)
Income tax expense	571	0.5	7,974	5.7
EBITDA	(14,708)	(13.9)	(63,586)	(45.6)
Stock-based compensation expense	1,419	1.3	1,337	1.0
Amortized ERP system costs (3)	703	0.7	678	0.5
Technology transformation costs (4)	—	—	—	—
Acquisition costs (5)	449	0.4	465	0.3
Goodwill impairment (6)	—	—	69,032	49.5
Restructuring costs (8)	1,175	1.1	1,904	1.4
Executive transition costs (9)	3,203	3.0	—	—
Sitrick transaction related costs (10)	7,142	6.7	—	—
Adjusted EBITDA	$(617)	(0.6)%	$9,830	7.1%

Adjusted Diluted (Loss) Earnings per Common Share
Diluted earnings per common share, as reported	$(0.47)		$(2.23)
Stock-based compensation expense	0.04		0.04
Amortized ERP system costs (3)	0.02		0.02
Technology transformation costs (4)	—		—
Acquisition costs (5)	0.01		0.01
Goodwill impairment (6)	—		2.10
Restructuring costs (8)	0.03		0.06
Executive transition costs (9)	0.09		—
Sitrick related transaction costs (10)	0.21		—
Income tax impact of adjustments (11)	—		0.16
Adjusted diluted (loss) earnings per common share (12)	$(0.07)		$0.16

Adjusted Diluted Loss per Common Share - For the Years Ended May 30, 2026 and May 31, 2025

	For the Years Ended
	May 30,	% of	May 31,	% of
Adjusted EBITDA	2026	Revenue (1)	2025	Revenue (1)

Net loss	$(40,601)	(9.0)%	$(191,780)	(34.8)%
Adjustments:
Amortization expense	3,829	0.8	5,880	1.1
Depreciation expense	1,325	0.3	1,868	0.3
Interest income, net	(615)	(0.1)	(544)	(0.1)
Income tax (benefit) expense	2,458	0.5	(4,295)	(0.8)
EBITDA	(33,604)	(7.5)	(188,871)	(34.3)
Stock-based compensation expense	6,356	1.4	6,754	1.2
Amortized ERP system costs (3)	2,807	0.6	1,287	0.2
Technology transformation costs (4)	—	—	5,474	1.0
Acquisition costs (5)	1,667	0.4	2,763	0.5
Goodwill impairment (6)	—	—	194,409	35.3
Gain on sale of assets (7)	—	—	(3,420)	(0.6)
Restructuring costs (8)	8,446	1.9	5,061	0.9
Executive transition costs (9)	12,232	2.7	—	—
Sitrick related transaction costs (10)	7,142	1.6	—	—
Adjusted EBITDA	$5,046	1.1%	$23,457	4.3%

Adjusted Diluted (Loss) Earnings per Common Share
Diluted loss per common share, as reported	$(1.21)		$(5.80)
Stock-based compensation expense	0.19		0.20
Amortized ERP system costs (3)	0.08		0.04
Technology transformation costs (4)	—		0.17
Acquisition costs (5)	0.05		0.08
Goodwill impairment (6)	—		5.88
Gain on sale of assets (7)	—		(0.10)
Restructuring costs (8)	0.25		0.15
Executive transition costs (9)	0.36		—
Sitrick related transaction costs (10)	0.21		—
Income tax impact of adjustments (11)	—		(0.39)
Adjusted diluted (loss) earnings per common share (12)	$(0.06)		$0.23

SG&A Expenses to Run Rate SG&A Expenses

	Three Months Ended		Twelve Months Ended
	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
	(Unaudited)
SG&A expenses	$54,631	$50,620	$202,791	$202,024
Stock-based compensation expense	(1,419)	(1,337)	(6,356)	(6,754)
Amortized ERP system costs (3)	(703)	(678)	(2,807)	(1,287)
Technology transformation costs (4)	—	—	—	(5,474)
Acquisition costs (5)	(449)	(465)	(1,667)	(2,763)
Gain on sale of assets (7)	—	—	—	3,420
Restructuring costs (8)	(1,175)	(1,904)	(8,446)	(5,061)
Executive transition costs (9)	(3,203)	—	(12,232)	—
Sitrick transaction related costs (10)	(7,142)	—	(7,142)	—
Run rate SG&A expenses	$40,540	$46,236	$164,141	$184,105

(1) The percentage of revenue may not foot due to rounding.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to a newly implemented ERP system, which was recorded within SG&A expenses on the Consolidated Statements of Operations.

(4) Technology transformation costs represent costs included in net loss related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based ERP system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(5) Acquisition costs primarily represent costs included in net loss related to the Company’s business acquisition of Reference Point. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(6) Goodwill impairment charges recognized during the year ended May 31, 2025 were related to the On-Demand Talent, Consulting and Europe & Asia Pacific segments.

(7) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(8) Restructuring costs during the three and twelve months ended May 30, 2026 include employee termination costs incurred in the reductions in force, impairment of right-of-use asset, and non-recurring third-party consulting costs associated with the Company's transformation initiative to redesign and streamline our operating model to achieve a reduced cost structure during fiscal 2026. Restructuring costs during the three and twelve months ended May 31, 2025 related to the Company's global cost reduction plan, including a reduction in force authorized in each of December 2024 and May 2025.

(9) Executive transition costs for the three months ended May 30, 2026 represent non-recurring costs incurred in connection with the separation of the Company's former COO. These costs include $1.7 million of cash severance and $1.5 million of non-cash stock compensation expense reflecting the acceleration of equity awards pursuant to ASC 718. Costs for the twelve months ended May 30, 2026 represent non-recurring costs incurred in connection with the separation of both the Company's former CEO and former COO. These costs include $7.6 million of cash severance and $4.6 million of non-cash stock compensation expense reflecting the acceleration of equity awards pursuant to ASC 718.

(10) Sitrick transaction related costs represent $4.1 million of severance expense incurred in connection with the sale of Sitrick, $2.4 million of loss on the sale of Sitrick, consisting of a $1.5 million non-cash impairment on right-of-use assets and a $0.9 million loss, and $0.6 million of non-cash stock compensation expense reflecting the acceleration of equity awards.

(11) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates. An adjusted effective income tax rate has been determined for each period presented by applying the statutory income tax rate, net of adjustments for valuation allowances, where applicable, which was used to compute Adjusted Net Income for the periods presented. For the three and twelve months ended May 30, 2026, due to the existence of tax valuation allowances, the tax impact of the pre-tax adjustments is immaterial. For the three and twelve months ended May 31, 2025, the tax impact of the pre-tax adjustments was primarily due to goodwill impairment charges, with no valuation allowance to offset the tax effects of the adjustment.

(12) Adjusted diluted (loss) earnings per common share is based on weighted average diluted shares outstanding of 34,555,848 and 32,875,061 for the three months ended May 30, 2026 and May 31, 2025, respectively and 33,851,701 and 33,063,317 for the twelve months ended May 30, 2026 and May 31, 2025, respectively.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com